Exhibit 16.1

Deloitte & Touche LLP 225 West Santa Clara Street Suite 600 San Jose, CA 95113-1728 USA

Tel: +1 408 704 4000 Fax: +1 408 704 3083 www.deloitte.com

June 15, 2020
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read the disclosures under the heading “Change in Accountants” included in the prospectus forming a part of Snowflake Inc.’s (“Snowflake”) Confidential Draft Submission of its registration statement on Form S-1 submitted to the Securities and Exchange Commission on June 15, 2020 (the “Disclosures”), and have the following comments:

1.	We agree with the first sentence in the first paragraph and the statements made in the second paragraph of the Disclosures.

2.	We have no basis on which to agree or disagree with the second and third sentences in the first paragraph or the statements made in the third paragraph of the Disclosures.
Yours truly,

San Jose, California